Exhibit 10.34

Thermo Electron
81 Wyman Street
Post Office Box 9046                                              (781) 622-1000
Waltham, MA 02454-9046                                       Fax: (781) 622-1207



Brian Holt
President and CEO
Thermo Ecotek Corporation


May 18, 2000



Dear Brian:

As we have discussed, Thermo Electron Corporation (the Company) has announced a reorganization of the company in which certain of the company's assets will be sold. We recognize that your past contributions have been integral to the success of the Company and that your continued involvement will be necessary in order to facilitate these sales and to assure a smooth transition for potential buyers.

In order to provide an incentive for you to remain with the company through the completion of these sales, we will pay you a Transaction Bonus.

Transaction Bonus
-----------------

You will be paid the amounts indicated below for the sale or disposition of the following businesses. If the actual sale price of any business exceeds its target price, .5% of the difference between the actual sale price and the target price will be added to your transaction bonus for that business. If the actual sale price on any business is below its target price, you will be paid a portion of the Transaction Bonus. The portion will equal the sale price divided by the target price times the listed Transaction Bonus rounded up to the nearest hundred. (EXAMPLE: If FES sold for $40,000,000 your bonus would be $44,500 ($40,000,000 divided by $45,000,000 times $50,000 equals $44,444. Rounded up to the next hundred equals $44,500)

These Transaction Bonuses will be paid to you in a lump sum payment on or before ninety (90) days following the closing date of each sale unless you and I mutually agree to an alternate payment date.


                                                          Transaction Bonus
Businesses to be sold               Target Price           At Target Price
---------------------               ------------          -----------------

FES                                 $ 45,000,000              $ 50,000
NuTemp Inc.                         $ 16,000,000              $ 18,000
Tecogen                             $  6,000,000              $  7,000
Optronics                           $  6,000,000              $  7,000
Peek                                $ 85,000,000              $ 93,000
Retec Consulting                    $ 45,000,000              $ 49,000
Nutech                              $ 17,000,000              $ 19,000
TPST Soil                           $ 15,000,000              $ 16,000
Fluids                              $ 13,000,000              $ 14,000
Killam                              $ 45,000,000              $ 49,000
Lancaster Labs                      $ 60,000,000              $ 66,000
Eurotech                            $  5,000,000              $  6,000
Normandeau                          $  5,000,000              $  6,000
Green Sunrise                       $  5,000,000              $  6,000
Metal Treaters                      $ 12,000,000              $ 13,000
Trilogy                             $ 30,000,000              $ 31,000
                                    ------------              --------

Total                               $410,000,000              $450,000


Terms of Agreement
------------------

1. The Company agrees to continue to employ you on the same terms and with the same benefits you currently enjoy as an employee-at-will. In return, you agree to remain in such employ and to continue to devote your full time and best efforts to the Company as an employee-at-will until the closing date of the sale of these businesses.

2. You understand that the Company retains the right to terminate your services without cause (as defined below) and you retain the right to terminate your services from the Company at any time. If your employment is terminated by the company without cause prior to the closing of these business sales, you will be paid your full and unreduced Transaction Bonus payments at the time of the sales. If you terminate your employment prior to the final closing date, or the Company terminates your employment for "cause" (as defined below), you will forfeit any and all payments that you would be entitled to for unsold businesses covered under this agreement.

3. For the purposes of this agreement, "cause" shall be determined by the Company in the exercise of good faith and reasonable judgment and will include any breach of this agreement by you or any act by you of gross personal misconduct, insubordination, misappropriation of funds, fraud, dishonesty, gross neglect of or failure to perform the duties reasonably required of you pursuant to this agreement or any conduct which is in willful violation of any applicable law or regulation pertaining to the business.

4. For purposes of this agreement we agree that the businesses will be considered to be sold when any person or entity, other than a person or entity affiliated with the Company, purchases at least fifty percent (50%) of the assets or shares of the individual businesses, whether through a purchase of the business or a purchase of the company of which the business is a part.

5. You understand that all payments made under this agreement are subject to appropriate federal, state, city or other tax withholding requirements.

6. You acknowledge that this Transaction Bonus Agreement supersedes any prior agreements or understandings oral or written between you and the Company pertaining to any Transaction Bonus incentive payments being offered to employees of businesses being sold in connection with the reorganization and that this agreement constitutes the entire agreement between us with regard to Transaction Bonuses.

On behalf of Thermo Electron, I thank you for your continued assistance and support. If you have any questions regarding any of the terms of this Agreement, please do not hesitate to contact me.

Once you have read and understood the terms of this Agreement, please indicate your agreement by signing below on the line above your typewritten name, make a copy for your records and return the original document to me.

                                            Very truly yours,


                                            /s/ Anne Pol
                                            -----------------------
                                            Sr. Vice President
                                            Thermo Electron


Accepted and agreed:

/s/ Brian D. Holt                          01/06/2000
-----------------------------              ------------
Brian Holt                           Date: June 1, 2000

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